Exhibit (a)(1)(iv)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Class A Common Stock

of

CALAMOS ASSET MANAGEMENT, INC.

at

$8.25 NET PER SHARE

Pursuant to the Offer to Purchase, dated January 18, 2017

by

CPCM ACQUISITION, INC.

a wholly owned subsidiary of

CALAMOS PARTNERS LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON WEDNESDAY FEBRUARY 15, 2017, UNLESS THE OFFER IS EXTENDED.

January 18, 2017

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by CPCM Acquisition, Inc., a Delaware corporation (the “Offeror”) and a wholly owned subsidiary of Calamos Partners LLC, a Delaware limited liability company (“Parent”), who is a co-bidder, to act as information agent (“Information Agent”) in connection with the Offeror’s offer to purchase all of the issued and outstanding shares of Class A common stock, par value $0.01 per share (the “Shares”), of Calamos Asset Management, Inc., a Delaware corporation (the “Company”), at a purchase price of $8.25 per Share, net to the holders thereof, in cash, without interest, less any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 18, 2017 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 10, 2017, by and among the Company, Parent and the Offeror (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions set forth therein, the Offeror has agreed to merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

THE BOARD OF DIRECTORS OF THE COMPANY (THE “COMPANY BOARD”),

BASED ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL

COMMITTEE (AS DEFINED BELOW), UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS TENDER ALL OF THEIR SHARES INTO THE OFFER.

The Offer is not subject to any financing condition. However, following March 31, 2017, the Offeror will not be required to consummate the Offer and the Merger unless either the financing commitment available to Parent has been extended or substituted or the failure to obtain such extension or substitution is the result of a breach by Parent or the Offeror under the Merger Agreement. The Offer is subject to the conditions described in “The Offer—Section 12—Conditions of the Offer” of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. the Offer to Purchase, dated January 18, 2017;

2. the Letter of Transmittal to be used by stockholders of the Company in accepting the Offer and tendering Shares, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

3. the Notice of Guaranteed Delivery to be used to accept the Offer if Shares to be tendered and/or all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary and Paying Agent”) by the expiration of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration of the Offer;

4. the Company’s Solicitation/Recommendation Statement on Schedule 14D-9;

5. the form of letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6. the return envelope addressed to the Depositary and Paying Agent for your use only.

Certain conditions to the Offer are described in “The Offer—Section 12—Conditions of the Offer” of the Offer to Purchase.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at 5:00 P.M., New York City time, on February 15, 2017, unless the Offer is extended. Previously tendered Shares may be withdrawn at any time until the Offer has expired; and, if not previously accepted for payment at any time, after March 18, 2017, pursuant to SEC (as defined in the Offer to Purchase) regulations.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 10, 2017, by and among the Company, Parent and the Offeror (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions set forth therein, the Offeror has agreed to merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

The Company Board (upon the recommendation of a special committee consisting of the independent and disinterested members of the Company Board (the “Special Committee”)), has: (i) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Offer and the Merger; (ii) determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders (other than the Affiliated Stockholders); and (iii) resolved to recommend that the holders of the Shares tender their Shares pursuant to the Offer.

Except as set forth in the Offer to Purchase, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions (as defined in “The Offer—Section 3—Procedure for Tendering Shares” of the Offer to Purchase), a manually executed facsimile thereof), with any required signature guarantees, or an Agent’s Message (as defined in “The Offer—Section 3—Procedure for Tendering Shares” of the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of the Offer to Purchase prior to the Expiration Date (as defined in “The Offer—Section 1” of the Offer to Purchase) and either (1) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent or (2) those Shares tendered must be properly delivered pursuant to the procedures for book-entry transfer described in “The Offer—Section 3—Procedure for Tendering Shares” of the Offer to Purchase and a confirmation of that delivery must be received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth in “The Offer—Section 3—Procedure for Tendering Shares” of the Offer to Purchase. Your clients for whose accounts you hold Shares in your name or in the name of your nominee must contact you in order to tender their Shares to the Offeror pursuant to the Offer.

If your clients for whose accounts you hold Shares in your name or in the name of your nominee desire to tender their Shares to the Offeror pursuant to the Offer and the certificates representing their Shares are not immediately available, or they cannot comply in a timely manner with the procedure for tendering their Shares by book-entry transfer, or cannot deliver all required documents to the Depositary and Paying Agent by the Expiration Date, your clients may tender their Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in “The Offer—Section 3—Procedure for Tendering Shares” of the Offer to Purchase.

Neither Parent nor the Offeror will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary and Paying Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Offeror will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at the Offeror’s expense.

Very truly yours,

D.F. King & Co., Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PARENT, THE OFFEROR, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY AND PAYING AGENT OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT OR REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

Enclosures

The Information Agent for the Offer is:

D.F. KING & CO., INC.

48 Wall Street - 22nd Floor

New York, New York 10005

Banks and Brokers Call: (212) 269-5550

All Others Call Toll Free: (800) 330-4627

Email: clms@dfking.com